Exhibit 10.33
SIDE LETTER AGREEMENT REGARDING RSUS

This Side Letter Agreement Regarding RSUs (this “Letter Agreement”) is made and entered into as of October 3, 2019, by and between Sara Baack (the “Participant”) and Equinix, Inc., a Delaware corporation (the “Company”).
R E C I T A L S
A. WHEREAS, the Company and the Participant are parties to certain Restricted Stock Unit Agreements (each, an “RSU Agreement” and collectively, the “RSU Agreements”), pursuant to which the Participant received restricted stock units from the Company (the “RSUs”). Any terms not defined herein are as defined in the RSU Agreements.
B. WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved certain amendments to the RSU Agreements, and the Company and the Participant hereby agree to the same amendments, which provide for (a) 100% vesting acceleration in the event of a Change in Control and a Qualifying Termination; (b) an amendment of the definition of Good Reason to limit the circumstances in which a material diminution in authority or compensation of the Participant constitutes a Good Reason; and (c) an amendment of the definition of resignation for Good Reason to add an 18-month time restriction with respect to such resignation.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Amended Acceleration of Vesting. In each RSU Agreement, Paragraph 2 under “Change in Control” is hereby amended to provide as follows: “In addition, you will vest as to 100% of the unvested Target Restricted Stock Units, and any Dividend Equivalents thereon, if the Company is subject to a Change in Control before your Service terminates, and you are subject to a Qualifying Termination (as defined below) within 12 months after the Change in Control.”
2.Amended Definition of Good Reason. The definition of Good Reason is hereby amended to change the calculation of Total Direct Compensation. For clarity, “Good Reason,” as amended, means: “(i) a material diminution in your authority, duties or responsibilities (provided, however, if by virtue of the Company being acquired and made a division or business unit of a larger entity following a Change in Control, you retain substantially similar authority, duties or responsibilities for such division or business unit of the acquiring corporation but not for the entire acquiring corporation, such reduction in authority, duties or responsibilities shall not constitute Good Reason for purposes of this subclause (i)); (ii) a 10% or greater reduction in your level of compensation, which will be determined based on an average of your annual Total Direct Compensation for the prior three calendar years or, if employed for fewer than three calendar years, the number of years you have been employed by the Company (referred to below as the “look-back years”); or (iii) a relocation of your place of employment by more than 30 miles, provided and only if such change, reduction or relocation is effected by the Company without your consent. For purposes of the foregoing, Total Direct Compensation means total target cash compensation (annual base salary plus target annual cash incentives).”
3. Amended Definition of Resignation for Good Reason. The conditions to the acceleration of vesting as a result of your voluntary resignation for Good Reason are hereby amended to include an additional third condition that “any termination of your employment under this provision must occur within 18 months of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii).” For clarity, the amended Paragraph 4 under “Qualifying Termination” will be as follows: “For vesting to accelerate as a result of a voluntary resignation for Good Reason, all of the following requirements must be satisfied: (1) you must provide notice to the Company of your intent to assert Good Reason within 120 days of the initial existence of one or more of the conditions set forth in (i) through (iii) of the preceding paragraph; (2) the Company will have 30 days from the date of such notice to remedy the condition and, if it does so, you may withdraw your resignation or may resign with no acceleration benefit; and (3) any termination of employment under this provision must occur within 18 months of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within 12 months following the occurrence of a Change in Control, you may assert Good Reason again subject to all of the conditions set forth herein.” (Sections 1, 2 and 3, together, the “Amendments”).

NOW, THEREFORE, the Company and the Participant each agree to the Amendments, as set forth in this Letter Agreement.
IN WITNESS WHEREOF, the Company has caused this Letter Agreement to be executed by its duly authorized representative and the Participant has executed this Letter Agreement, each as of the date hereof.
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COMPANY:
By:__/s/ Charles Meyers_____________________
Charles Meyers
President & CEO

PARTICIPANT:

By: __/s/ Sara Baack____________________
Sara Baack